EXHIBIT 99.1
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            FinancialContent Completes $1 Million Private Placement


SOUTH SAN FRANCISCO, CA--(MARKET WIRE)-January 2, 2004 - FinancialContent Inc. (OTCBB:FCON), a leading provider of financial data and business applications to online media and financial services companies worldwide, today announced the completion of a $1 million private placement.

FinancialContent, Inc. issued 1,333,333 shares of its Series C convertible preferred stock to over twenty non-affiliated accredited investors based in the United States. The shares of the Series C stock are convertible on a one-to-one basis into shares of the Company's common stock. The Series C stock and the common stock issuable thereunder upon conversion have piggy-back registration rights and no demand registration rights.

The Company did not incur any referral fees related to the private placement. The proceeds from the private placement have been earmarked immediately to retire all long-term debt and to fund the Company's future growth.


"The equity investment reflects the confidence of investors in our business objectives for 2004 and beyond," said Wing Yu, CEO of FinancialContent. "The fact that we are now sufficiently capitalized for growth enables us to turn our attention completely to building our client base and achieving our goal of revenue growth of at least 30% a year."

"Over the last twelve months, we have met virtually all of our operational objectives having reached breakeven on a cash-flow basis in September and doubling the size of our client base," added Dave Neville, President of FinancialContent. "We believe that the economic recovery and an increase in information technology spending in the financial services sector will contribute to continued success for FinancialContent."

A pioneer in online content integration, FinancialContent, Inc. is one of the industry's leading content solution providers offering a full suite of financial data deployable through an interactive online platform. FinancialContent's flagship product Studio 3.5 is winning rave reviews for the software's ease of use and speed of deployment. For more information about Studio 3.5 and FinancialContent's complete suite of financial data products, please contact info@financialcontent.com.

About FinancialContent, Inc.

FinancialContent is a leading content solution provider specializing in the integration and delivery of financial data and business applications into web sites, corporate intranets and print media. The Company's mission is to deliver the industry's most cost-effective, high-reliability solutions combined with excellent customer service to its clients. With over 200 deployments worldwide, FinancialContent is rapidly growing its client base to include banks, brokerages, credit unions, and application service providers, as well as diversified media businesses and Fortune 500 companies. For more information, please visit http://www.financialcontent.com. FinancialContent is publicly traded on the over- the-counter market under the ticker symbol FCON.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in FinancialContent, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.

Contacts:

Wing Yu
FinancialContent, Inc.
ir@financialcontent.com
650-837-9850


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